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CREDIT ENHANCEMENT RIDER
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This Rider is attached to and made a part of this Contract as of the Contract Date, or if later, the date shown below. Terms not defined in this Rider have the meaning given to them in the Contract. The section, "Credit Enhancement," below, is added to the Contract at the end of the "Contract Value and Expense Provisions."

CREDIT ENHANCEMENT

You may purchase this Rider as of the Contract Date or subsequent thereto as discussed below; provided that you are age 80 or younger as of the date of the Rider's issue (the "Rider Start Date").

AT ISSUE: If you purchase the Rider as of the Contract Date, SBL will add a Credit Enhancement to your Contract Value at the time any Purchase Payment is applied to your Contract during the first Contract Year. The amount of a Credit Enhancement is determined at the time the Purchase Payment is made as a percentage of the Purchase Payment to be applied. The Credit Enhancement, as a percentage of the Purchase Payment, is shown on page 3. The Credit Enhancement will be applied at the time the Purchase Payment is effective. Credit Enhancements will be allocated among the Accounts in the same proportion as the applicable Purchase Payment.

AFTER THE CONTRACT DATE: If you purchase the Rider after the Contract Date, SBL will add a ONE-TIME Credit Enhancement to your Contract as of the close of the Valuation Period during which the Rider is issued. The amount of the Credit Enhancement will be a percentage of Contract Value as of the close of the Valuation Period during which the Rider is issued. The Credit Enhancement, as a percentage of Contract Value, is shown on page 3. Credit Enhancements will be allocated among the Accounts in the same proportion as the Contract Value is allocated as of the date of the Credit Enhancement.

RIDER CHARGE: SBL will deduct a charge while this Rider is in effect as set forth in the Contract. The Rider Charge will be in effect for a period of seven years from the Rider Start Date. SBL will not deduct the charge from Fixed Account Contract Value to the extent such charge exceeds the amount of Current Interest in excess of the Guaranteed Rate.

VESTING: Each Credit Enhancement will vest completely at the end of the seven-year period beginning on the Rider Start Date. The Rider Start Date for any Credit Enhancement is:

  1.  the Contract Date, if purchased at issue; or

  2. the date the Credit Enhancement is added to Contract Value, if purchased after the Contract Date.

An amount equal to 1/7 of the Credit Enhancement will vest as of each anniversary of the Rider Start Date.

WITHDRAWALS: In the event of a full or partial withdrawal, SBL will recapture all or part of any Credit Enhancement that has not yet vested. The amount to be forfeited is equal to a percentage of the Credit Enhancement that has not yet vested. The percentage is determined for each Withdrawal as of the date of the Withdrawal by dividing:

  1.  the amount of the Withdrawal, including any Withdrawal Charges, by

  2.  Contract Value immediately prior to the Withdrawal.

If a Withdrawal Charge waiver is available, the rules set forth below will apply in lieu of the terms of this section.

WITHDRAWAL CHARGE WAIVERS: One or more endorsements or riders providing for a waiver of Withdrawal Charge under certain circumstances may be attached to your Contract. In the event of a Withdrawal under the terms of such an endorsement or rider, you will forfeit all or part of any Credit Enhancements applied during the 12 months preceding the Withdrawal. The percentage of Credit Enhancements to be forfeited is determined by dividing the amount of the Withdrawal by:

  1. the amount of total Purchase Payments during the 12 months preceding such Withdrawal if the Rider was purchased at issue; or

  2. the amount of Contract Value as of the date of the Credit Enhancement if the Rider was purchased after the Contract Date.

That percentage is multiplied by the total amount of Credit Enhancements credited during the 12 months preceding the Withdrawal to determine the amount to be forfeited. The maximum percentage that may be forfeited is 100% of Credit Enhancements earned during the 12 months preceding the Withdrawal.

DEATH BENEFIT: In the event that the Death Benefit under your Contract is based upon the sum of all Purchase Payments made by the Owner ("Return of Premium Death Benefit"), Purchase Payments shall not include any Credit Enhancements paid under this Rider. In the event that the Death Benefit under your Contract is based upon Purchase Payments increased at an annual rate of interest ("Guaranteed Growth Death Benefit"), Purchase Payments shall include any Credit Enhancements paid under this Rider. Any Death Benefit, payable under the Contract, except a Return of Premium Death Benefit, will be reduced by any Credit Enhancements applied during the 12 months preceding the date of the Owner's death.

GUARANTEED MINIMUM INCOME BENEFIT: One or more endorsements or riders providing for a Guaranteed Minimum Income Benefit may be attached to your Contract. The Guaranteed Minimum Income Benefit is based upon Purchase Payments increased at an annual rate of interest. Purchase Payments for this purpose shall include any Credit Enhancements paid under this Rider.

This Rider will be in effect for seven years from the Rider Start Date set forth below. The Owner may not have more than one such Rider in effect on the Contract at one time. The Owner shall not cancel this Rider, nor select an Annuity Start Date that is prior to seven years from the Rider Start Date set forth below.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA
Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6067 (8-00)